Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Lions Gate Entertainment Corp.:

Form S-3	Form S-8

No. 333-256610	No. 333-276953
No. 333-232180	No. 333-260770
No. 333-225583	No. 333-249883
No. 333-222926	No. 333-234102
No. 333-208136	No. 333-221609
No. 333-207964	No. 333-212792
No. 333-203280	No. 333-213945
No. 333-202900	No. 333-198972
No. 333-181371	No. 333-184186
No. 333-176656
No. 333-144231
No. 333-131975

of our reports dated May 30, 2024, with respect to the consolidated financial statements and schedule of Lions Gate Entertainment Corp., and the effectiveness of internal control over financial reporting of Lions Gate Entertainment Corp., included in this Annual Report (Form 10-K) of Lions Gate Entertainment Corp. for the year ended March 31, 2024.

                            /s/ Ernst & Young LLP

Los Angeles, California
May 30, 2024